UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2017

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

784 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

784 Memorial Drive Lease

On September 25, 2014, Infinity Pharmaceuticals, Inc. (“we”, “us”, or “our”) entered into a lease agreement (the “Base Lease”) with BHX, LLC, as trustee of 784 Realty Trust (the “Landlord”), for the lease of approximately 61,000 square feet of office space at 784 Memorial Drive, Cambridge, Massachusetts. On March 27, 2017, we and the Landlord entered into an amendment (the “Lease Termination Amendment”) to the Base Lease under which we and Landlord agreed to the early termination of the Base Lease subject to the satisfaction or waiver of specified contingencies (the “Lease Termination Contingencies”) and payment of a $5 million termination payment (the “Termination Payment”). The Lease Termination Amendment was extended by entry into a second lease amendment dated May 1, 2017 and further extended by entry into a third lease amendment dated May 31, 2017.

The Base Lease, as amended, will terminate effective August 31, 2017 following satisfaction of the Lease Termination Contingencies on June 15, 2017 by our receipt of notice from the Landlord that it has waived a contingency to enter into a new lease or leases on or before June 15, 2017 and by our receipt of a Qualifying Lender Consent as described in the Lease Termination Amendment. Pursuant to the Lease Termination Amendment, as amended, we made the first installment of the Termination Payment to Landlord on June 19, 2017 in the amount of $4.5 million and are obligated to make the final installment of the termination payment to Landlord in the amount of $0.5 million on or before August 31, 2017.

The Base Lease commenced on November 1, 2014 (the “Commencement Date”) and was originally scheduled to expire on March 31, 2025, (the “Expiration Date”). Under the terms of the Base Lease, we had agreed to pay rent from the Commencement Date until April 1, 2015, at a rate of $0.00 per month, from April 1, 2015 through March 31, 2020, at a rate of $170,291.67 per month, and from April 1, 2020 until the Expiration Date, at a rate of $190,625.00 per month. In addition to the base rent, we had agreed to be responsible for Building operating expenses, utility costs and real estate taxes, in accordance with the terms of the Base Lease. Pursuant to the terms of the Base Lease, we provided a security deposit in the form of a letter of credit in the initial amount $1,000,000, which was reduced to $500,000 on April 4, 2017 according to the terms of the Base Lease. We had two consecutive rights to extend the term of the Base Lease for five years under each extension. The Base Lease contained customary provisions allowing the Landlord to terminate the Base Lease if we failed to remedy a default of any of its obligations under the Base Lease within specified time periods or upon our bankruptcy or insolvency.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

The text of Item 1.02 of this Current Report on Form 8-K, which describes the facts and circumstances of the termination of our Base Lease and the related disposal of our building and building improvements, is hereby incorporated by reference into this Item 2.05.

We became committed to the disposal on June 15, 2017 and we expect the disposal to be completed by August 31, 2017. We currently expect to incur costs ranging from approximately $7 million to $7.5 million, which includes the $5 million Termination Payment and the write-off of associated assets and liabilities. We paid the Landlord $4.5 million of the $5 million Termination Payment on June 19, 2017, and expect to pay the remaining $0.5 million of the Termination Payment on or before August 31, 2017. We are continuing to review the potential impact of the disposal, and are unable to estimate any additional disposal costs or charges at this time. If we subsequently determine that we will incur additional major disposal charges, we will amend this Current Report on Form 8-K with respect to such determination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: June 20, 2017	By:	/s/ Seth A. Tasker
Seth A. Tasker
VP, General Counsel